                               AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA DIRECT, INC.

(Exact name of registrant as specified in its charter)

                                                                    Delaware                                         13-3876100

(State or other jurisdiction of incorporation or rganization)	(I.R.S. Employer Identification No.)

                                             5301 North Federal Highway, Suite 120, Boca Raton, Florida                     33487

(Address of Principal Executive Offices)	(Zip Code)

2006 Stock Compensation Plan

(Full title of plan)

Dr. James Wang

Chief Executive Officer

China Direct, Inc.

5301 North Federal Highway

Suite 120

Boca Raton, Florida 33487

(Name and Address of agent for service)

(561) 989-9171

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.0001 per share (2)	2,000,000	$5.00	$10,000,000	$1,070

(1)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the OTC Bulletin Board on October 25, 2006

(2)         Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options which may be granted under the 2006 Stock Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to separate prospectuses.

Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, consultants and others of up to 2,000,000 shares of common stock pursuant to our 2006 Stock Compensation Plan. Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933, as amended.

PROSPECTUS

Item 1.	Plan Information

We established the Plan effective October 19, 2006 covering 2,000,000 shares of our common stock to provide us with flexibility to compensate certain of our technical, administrative and professional employees and consultants who may provide various services to us in the future through plan grants and thereby conserving our cash resources. The issuance of grants under the plan will be made to persons who are closely related to us and who provide bona fide services to us in connection with our business which are not in connection with the offer of sale of our securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our securities. Grants of options or shares may be awarded under the plan pursuant to individually negotiated compensation contracts or as determined and/or approved by our Board of Directors or compensation committee. The eligible participants include our directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of securities that may be awarded under the 2006 Stock Compensation Plan to a single participant.

2

The 2006 Stock Compensation Plan does not require restrictions on the transferability of securities issued thereunder. However, such securities may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. The 2006 Stock Compensation Plan is not subject to the Employee Retirement Income Securities Act of 1974 ("ERISA"). Restricted shares awarded under the 2006 Stock Compensation Plan are intended to be fully taxable to the recipient as earned income.

Item 2.	Company Information and Employee Plan Annual Information

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to China Direct, Inc. at our principal office at 5301 North Federal Highway, Suite 120, Boca Raton, Florida 33487, telephone number (561) 989-9171.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the 2006 Stock Compensation Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

Our principal offices are located at 5301 North Federal Highway, Suite 120, Boca Raton, Florida 33487 and our telephone number is (561) 989-9171. Our fiscal year end is December 31. Information which appears on our web site at www.cdii.net is not part of this prospectus.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

3

REOFFER PROSPECTUS

CHINA DIRECT, INC.

2,000,000 Shares of Common Stock

This prospectus forms a part of a registration statement, which registers an aggregate of 2,000,000 shares of common stock issued or issuable from time-to-time under the China Direct, Inc. 2006 Stock Compensation Plan.

This prospectus also covers the resale of shares granted under the 2006 Stock Compensation Plan by persons who are our "affiliates" within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock.

We will not receive any proceeds from sales of shares by selling security holders.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is October 30, 2006.

All share and per share information contained in this prospectus gives effect to the 250 for 1 (250:1) reverse stock split effective January 31, 2003, a one for eight (1:8) forward stock split effective December 3, 2004, and a 100 for 1 (100:1) reverse stock split effective June 28, 2006.

China Direct, Inc., a Delaware corporation formerly known as Evolve One, Inc., and its subsidiaries is referred to in this prospectus as "China Direct", "we", "us" or "our". China Direct Investments, Inc., a Florida corporation and a wholly owned subsidiary of China Direct, is referred to in this prospectus as China Direct Consulting and CDI China, Inc., a Florida corporation and a wholly owned subsidiary of China Direct, is referred to in this prospectus as CDI China.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005,
•	Current Report on Form 8-K filed on May 3, 2006,
•	Quarterly Report on Form 10-QSB for the period ended March 31, 2006,
•	Current Report on Form 8-K filed on May 26, 2006,
•	Current Report on Form 8-K filed on June 9, 2006,
•	Current Report on Form 8-K filed on June 29, 2006,
•	Quarterly Report on Form 10-QSB for the period ended June 30, 2006,
•	Current Report on Form 8-K filed on August 17, 2006,
•	Current Report on Form 8-K filed on August 22, 2006,
•	Current Report on Form 8-K filed on September 15, 2006,
•	Current Report on Form 8-K filed October 4, 2006, and
•	Current Reports on Form 8-K filed on October 27, 2006.

In addition, all reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, China Direct, Inc., 5301 North Federal Highway, Suite 120, Boca Raton, Florida 33487, telephone number (561) 989-9171.

THE COMPANY

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. You are urged to read this prospectus carefully and in its entirety.

Overview

We provide specialized business consulting services exclusively to Chinese companies seeking access to the U.S. capital markets. Based upon both our experiences during our first year of operation as well as the professional experience of our principals, during the second quarter of fiscal 2006 we expanded the scope of our company through the establishment of two additional operating divisions as discussed below. Our mission is to create a platform to support, develop and nurture business opportunities arising from the opening of markets in the People's Republic of China (the "PRC" or "China"). We believe that the combined resources of our three divisions, CDI China, China Direct Consulting and CDI International Trading, working in tandem will create a resource equipped to offer comprehensive business solutions to Chinese companies enabling them to successfully access the U.S. markets.

Our operations

Our three operating divisions include:

•            CDI China. The goal of CDI China, one of our newly established operating divisions, is to acquire majority interests in a variety of Chinese companies engaged in operations which we believe will benefit from the continuing growth of the Chinese economy. Examples of industries in which we will focus our efforts include manufacturing, technology, mining, healthcare, packaging, food and beverage, and import and export. We initially intend to target companies that are small to medium sized entities, generally including companies with less than $100 million in annual revenue, which we believe offer the greatest opportunities for growth.

We believe that China, which gained acceptance to the World Trade Organization in 2001, is one of the world's largest and fastest growing economies. We believe that the rapid development of the economy is upgrading the quality of small to medium sized entities. We believe that China's increasingly deregulated markets, new emerging technologies and changing social perspectives have created a whole new class of young energetic entrepreneurs with great ambitions, local market expertise, solid business development track records, but often limited financial resources. We believe there is tremendous growth potential in this sector. We believe, despite robust economic conditions and great perspectives for the future, growth of Chinese private businesses are greatly hindered by inadequacies of their financial sector, which is generally recognized to still be in need of further reforms and improvements. We believe the financial system in China, controlled by the government, does not have sufficiently developed mechanisms to efficiently allocate capital. We believe the financial markets are geared primarily towards the larger well-established and best-connected firms, which are generally state-owned entities, the privileged remnants of the old communist economy. We believe access to capital by smaller companies is often limited to black market debt instruments with interest rates exceeding 30% annually. Consequently, we believe many private entities, which in effect stimulate economic growth and provide new local employment opportunities, have been forced to look for alternative funding. We believe that as the Chinese economy continues to grow and smaller companies continue to need capital to participate in this growth, as a result of the limited options available to them these small to medium sized companies will seek alternative ways to finance their internal growth.

Our business model for CDI China envisions the acquisition of a majority interest of a Chinese entity, in a share exchange, with the amount of our common stock issued in the transaction directly related to the shareholder equity of the acquisition target. We would then utilize resources available to us by virtue of our public company status to provide the necessary capital to our subsidiary to enable it to grow its business and operations. Based upon our early stage discussions with several investment banking firms, we believe that we would be able to use the assistance of an investment banking firm to raise additional capital as needed upon terms which would be acceptable to us.

Recent acquisition of Shanghai Lang Chemical Company, Limited

On October 25, 2006 CDI China closed the acquisition of a 51% ownership interest in Shanghai Lang Chemical Company, Limited under the terms of a stock acquisition agreement entered into in September 2006 with Shanghai Lang Chemical Company, Limited, a Chinese limited liability company, and its two stockholders Jingdong Chen and Qian Zhu. Under the terms of the agreement, CDI China acquired a 51% equity ownership of Shanghai Lang Chemical Company, Limited in exchange for an initial capital contribution of $375,000 and a follow-up capital contribution of $326,250 to be made on or before June 30, 2007. Mr. Chen and Ms. Zhu each retained a 24.5% equity interest in Shanghai Lang Chemical Company, Limited, will remain as officers of Shanghai Lang Chemical Company, Limited.

At the closing of the transaction, CDI Shanghai Company, Limited, a wholly owned subsidiary of CDI China, entered into employment agreements with each of Mr. Chen and Ms. Zhu. Mr. Chen will serve as Vice President, Chemical Division with operational responsibilities for Lang, and Ms. Zhu will serve as Vice President of Finance, Chemical Division. The terms of the five year agreements are identical and provide for annual compensation of $10,000 together with bonuses at the discretion of the company. The agreements contain customary confidentiality provisions.

Shanghai Lang Chemical Company, Limited is a distributor of finely processed industrial grade synthetic chemical products and it specializes in the distribution of industrial grade synthetic chemicals within China. All of the operations are located within China. Products distributed by Shanghai Lang Chemical Company, Limited are employed as a raw material in the production of finished products such as paint, glue, plastics, textiles and leather goods as well as various medical products. Shanghai Lang Chemical Company, Limited operates a distribution network which covers the Eastern section of China, specifically the Jiangsu, Zhejiang, and Shanghai provinces. Shanghai Lang Chemical Company, Limited is located in the Shanghai region of the Yangtze River delta. Shanghai Lang Chemical Company, Limited is owned equally amongst two shareholders, Mr. Chen Jingdong and Ms. Zhu Qian. Mr. Chen Jingdong and Ms. Zhu Qian are husband and wife. Mr. Chen Jingdong serves as the CEO, while Ms. Zhu Qian acts as the CFO.

Pending acquisition

On October 15, 2006 CDI China entered into an acquisition agreement with Chang Magnesium Company, Limited, a Chinese limited liability company (“Chang”), and its sole member Mr. Yuwei Huang. Chang, which is located in Taiyuan, in the Shanxi Province of China, operates a magnesium facility and Chang Magnesium Trading Company Limited, its wholly owned subsidiary, is an exporter of magnesium.

Under the terms of the agreement, CDI China will acquire 51% equity ownership of Chang from Mr. Huang in exchange for a total capital contribution to Chang of $2,550,000, of which $ 1,000,000 will be made 10 days after the closing, an additional $800,000 will be made on or before September 30, 2007, and the remaining $750,000 will be made on or before December 31, 2007. The closing of the transaction is subject to receipt by us of audited financial statements.

As a condition precedent to closing, on or before November 30, 2006, is required to deliver to us the audited financial statements of Chang for the year ended December 31, 2005 and 2004, together with unaudited financial statements for the six months ended June 30, 2006 which reflect net members’ equity of $2,550,000. If the financial statements do not reflect a net members' equity of $2,550,000 at June 30, 2006, upon mutual agreement of the parties the $1,000,000 of capital to be contributed to Chang following the closing will be reduced.

It is anticipated that the transaction will close on or before November 30, 2006. Mr. Huang will retain a 49% equity interest in Chang and will remain as an officer. He will also enter into an employment agreement with CDI Shanghai. Finally, the agreement provides that Mr. Huang will contribute $2,450,000 of investment capital worth of property, plant or equipment to Chang on the closing date of the transaction.

•           China Direct Consulting. China Direct Consulting is a full service advisory division specializing in small Chinese-based companies which are traded on the U.S. public markets. We offer a comprehensive suite of services tailored to the specific needs of our clients. The menu of services offered by China Direct Consulting includes:

•	U.S. representative offices
•	Translation - English/Chinese
•	General business consulting services
•	Merger and acquisition strategy planning and analysis

•	Advice on U.S. capital markets, including assessment of potential sources of investment capital
•	Coordination of professional resources
•	Corporate asset evaluation
•	Public relations and seminars

•	Advice and structure assistance for strategic alliances, partnerships and joint ventures
•	Modeling/valuation analysis

We enter into agreements with our clients which are generally for 12 months and the amount of our fee is based upon the scope of the services we provide under the engagement. For the year ended December 31, 2005 and the six months ended June 30, 2006, we had consulting agreements with and earned revenues from, the following clients:

Client	Fiscal Year 2005		Six Months Ended June 30, 2006 (unaudited)
	Revenues	% of Total	Revenues	% of total
Linkwell Corporation	$301,150	20%	$ 0	n/a
Sunwin International Neutraceuticals, Inc.	$362,278	24%	$ 93,150	24%
Dragon International Group Corp.	$ 44,000	3%	$ 90,000	37%
Dragon Capital Group Corp.	$795,000	52%	$145,000	23%
CIIC Investment Banking Services (Shanghai) Company, Limited	$ 0	n/a	$ 39,480	10%

A brief description of China Direct Consulting's clients is as follows:

•           Linkwell Corporation (OTCBB: LWLL) is located in Shanghai, China and specializes in the development, production, sale, and distribution of disinfectant health care products. On August 24, 2005, Linkwell Corporation engaged us as a consultant to advise its management in areas related to marketing and operational support in the U.S., media and public relations, mergers and acquisitions, financial advisory and SEC disclosure compliance. In addition, we also provide Linkwell with translation services for both English and Chinese documents. Under the terms of our one year agreement, we received 2,000,000 shares of Linkwell's common stock, valued at $160,000, as compensation for our services, and we were granted three year warrants to purchase 2,125,000 shares common stock at an exercise price of $0.20 per share commencing in January 2006. Linkwell also agreed to pay us additional fees for our services as may be mutually agreed upon. Upon mutual agreement our contract with Linkwell Corporation was extended to December 31, 2006 under the existing contractual arrangements.

•           Sunwin International Neutraceuticals, Inc. (OTCBB: SUWN) manufactures and sells stevioside, a natural sweetener, veterinary products and herbs used in traditional Chinese medicine. All of Sunwin International's operations are located in the People's Republic of China. In January 2006 we entered into a three year agreement with Sunwin International under which we were engaged to provide support to Sunwin International in a variety of areas, including general business consulting, translation services, management of professional resources, identification of potential acquisition targets and investment sources, development of marketing plans and coordination of its public disclosure. As compensation for our services, we received an aggregate of 3,670,000 shares of Sunwin International's common stock, which included shares to be issued to us as compensation under a prior June 2005 agreement, for an aggregate compensation value of $558,900. The agreement may be terminated by either party upon 30 days notice, however, the compensation paid to us is non refundable.

•           Dragon International Group Corp. (OTCBB: DRGG) manufactures and distributes paper and integrated packaging paper products with all of their operations located in the People's Republic of China. In January 2006 we entered into a three year agreement with Dragon International under which we were engaged to provide support to Dragon International in a variety of areas, including general business consulting, translation services, management of professional resources, identification of potential acquisition targets and investment sources, development of marketing plans and coordination of its public disclosure. As compensation for our services, we received an aggregate of 6,000,000 shares of Dragon International's common stock, for an aggregate compensation value of $54,000. The agreement may be terminated by either party upon 30 days notice, however, the compensation paid to us is non refundable.

•           Dragon Capital Group Corp. (Pink Sheets: DRGV) is a holding company for emerging technology companies in China. In January 2005 we entered into a three year agreement with Dragon Capital under which we have were engaged to provide support to Dragon Capital in a variety of areas, including general business consulting, translation services, management of professional resources, identification of potential acquisition targets and investment sources, development of marketing plans and coordination of its public disclosure. As compensation for our services, we received an aggregate of 30,000,000 shares of Dragon Capital's common stock, for an aggregate compensation value of $735,000. The agreement may be terminated by either party upon 30 days notice, however, the compensation paid to us is non refundable.

•            CIIC Investment Banking Services (Shanghai) Company Limited, a Chinese limited liability company, is a consulting company assisting Chinese entities to access the U.S. capital markets. In February 2005 we entered into a three year mutual agreement with CIIC Investment Banking Services (Shanghai) Company, Limited under which we have been engaged to provide support to CIIC Shanghai, and we engaged CIIC Investment Banking Services (Shanghai) to provide us with support, each to provide such services in a variety of areas, including general business consulting, translation services, management of professional resources, identification and strategy planning of potential acquisition targets and investment sources, development of marketing plans, due diligence on potential clients, and assistance with GAAP auditing. We pay fees and expenses to each other as determined on a case-by-case basis. The agreement may be terminated by either party upon 30 days notice, however, the compensation paid to either party is non refundable. CIIC Investment Banking Services (Shanghai) is an affiliate of our company. Mr. Marc Siegel, our President, is also the Chairman of the Board and a 20% owner and Dr. Yuejian (James) Wang, our CEO, is a director.

•            CDI International Trading. CDI International Trading is the second of our recently formed operating divisions and it was created to support international trade efforts of future subsidiaries and our consulting-client companies. CDI International Trading intends to represent these manufacturers and exporters in the marketing of their products in the U.S. and arranging their import requirements. We anticipate that the menu of services to be provided by CDI International Trading will include:

•	Import Export Licenses
•	Warehousing
•	Freight Forwarding
•	Customs
•	Distribution
•	Logistics

It is anticipated that CDI International Trading will generate revenues from management of the import export functions. In certain cases CDI International Trading will generate a fixed fee based on the management of the import export process and in certain cases CDI International Trading will generate a fee based on the amount of product sold, distributed or shipped.

Marketing

We have established what we believe to be effective relationships and contacts with various governmental agencies, public institutions, and private industries in China at both the national and provincial levels. In addition, we have established a relationship with China International Intellectech Corporation ("CIIC") through a relationship we have with CIIC Investment Banking Services (Shanghai) Company Limited. CIIC is headquartered in Beijing, is one of the 120 key enterprises directly under the management of the State-owned Assets Supervision and Administration Commission of the State Council of China, and since 2003 has been rated as an outstanding service company by the State-owned Assets Supervision and Administration Commission of the State Council, becoming one of the 56 first-class entities directly under the management of the Central Government. CIIC has 60 subsidiaries in the PRC and abroad with annual revenues exceeding $1 billion in 2005. We believe the CIIC name is a well-recognized brand in China. CIIC Investment Banking Services (Shanghai) primarily serves as a marketing company and sources private companies in China seeking to access the U.S. capital markets. This is done through a variety of marketing techniques; sponsor symposiums, individual relationships and trade conferences. We also have developed a business conference program in China. We also sponsor a series of business conferences which seek to educate the private sector in China on ways to access the U.S. capital markets. The business conference program has been instrumental in promoting our name to the private sector in China. We believe that these relationships and the continuation of our business conference program in China will assist our marketing efforts to continue to grow our client base as well as providing opportunities to identify potential acquisition targets for CDI China.

Competition

We are a young company with a limited operating history for our China Direct Consulting division and no operating history for our other two, newly formed divisions. The majority of our operational focus is on identifying and closing one or more acquisitions for CDI China. In identifying, evaluating and selecting target businesses, CDI China may encounter intense competition from other entities having a business objective similar to ours, including leveraged buyout and other private equity funds, operating businesses and other entities and individuals, both foreign and domestic, competing for business combinations with Chinese-based companies. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Most of these competitors possess greater financial, marketing, technical, human and other resources than we do, and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that may be available to us through the leverage of our relationships with our consulting clients as well as an alliance with CIIC Investment Banking Services (Shanghai) Company, Limited, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources.

China Direct Consulting competes with a range of companies, from large management consulting companies that offer a broad range of consulting services, to small firms and independent contractors that provide specialized services. Some of our competitors have significantly more financial resources, larger professional staffs and greater brand recognition than we do. Since our consulting business depends in a large part on professional relationships, our business has low barriers of entry for competitors. We believe that our ability to successfully compete for new consulting clients and to retain our existing clients is dependent upon our ability to offer a wide range of services and to effectively respond to our client's needs on a timely and cost effective basis. We cannot assure you that we will compete successfully for new business opportunities or retain our existing clients.

Our CDI International Trading division will compete against a number of existing import and export companies. The vast majority of these competitors have longer operating histories than our company in this specialized area. We do not, however, presently intend to provide these services to companies other than our subsidiaries and consulting clients.

Government regulation

Doing Business in the PRC

If we are successful in acquiring one or more operating companies which are located in China, we will be subject to the PRC legal system. Since 1979, many laws and regulations addressing economic matters in general have been promulgated in the PRC. Despite development of its legal system, the PRC does not have a comprehensive system of laws. In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent. The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes. As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. The trend of legislation over the past 20 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC. However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon our future business operations or prospects.

Economic Reform Issues

Since 1979, the Chinese government has reformed its economic systems. Many reforms are unprecedented or experimental; therefore they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. We cannot predict if this refining and readjustment process may negatively affect our operations in future periods.

Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the Renminbi, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limiting re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. There can be no assurance that the reforms to China's economic system will continue or that there will not be changes in China's political, economic, and social conditions and changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Investment Company Act of 1940

U.S. companies that have more than 100 shareholders or are publicly traded in the U.S. and are, or hold themselves out as being, engaged primarily in the business of investing, reinvesting or trading in securities are subject to regulation under the Investment Company Act of 1940. While we do not believe we are an "investment company" within the scope of the Investment Company Act of 1940, historically we have accepted shares of a consulting client's securities as compensation for our services. During the time we were privately held, the holding of these securities did not make us subject to the Investment Company Act of 1940 as we did not meet the shareholder numerical test. Following the share exchange with described below, however, while our business model has not changed, by virtue of the percentage of the value of marketable equity securities we hold (which were received as compensation for our services and not purchased as an investment) under certain circumstances we could be subject to the provisions of the Investment Company Act of 1940.

Because Investment Company Act regulation is, for the most part, inconsistent with our strategy of providing business consulting services and overseeing the operations of our subsidiaries, we cannot feasibly operate our business as a registered investment company. Our Board of Directors has adopted a resolution stating that it is not our intent to become subject to the Investment Company Act of 1940 and authorizing our officers to take such actions as are necessary, including the periodic liquidation of any marketable equity securities we may own to reduce those holdings below the threshold level as prescribed by the Investment Company Act of 1940. If we are deemed to be, and are required to register as, an investment company, we will be forced to comply with substantive requirements under the Investment Company Act of 1940, including:

•	limitations on our ability to borrow;
•	limitations on our capital structure;
•	restrictions on acquisitions of interests in associated companies;
•	prohibitions on transactions with affiliates;
•	restrictions on specific investments; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

Recent Capital Raising Transaction

On September 12, 2006, we entered into agreements with 13 accredited investors for the sale of $3,500,000 of units of our securities at a purchase price of $2.00 per unit. The offering consisted of a total of 1,750,000 shares of common stock, five year Class A Common Stock Purchase Warrants to purchase 2,625,000 shares of common stock at an exercise price of $4.00 per share and five year Class B Common Stock Purchase Warrants to purchase 2,625,000 shares of common stock at an exercise price of $10.00 per share.

On September 12, 2006, we completed the sale of  $937,500 worth of units of securities consisting of 468,750 shares of Common Stock, Class A Common Stock Purchase Warrants to purchase 703,125 shares of common stock and Class B Common Stock Purchase Warrants to purchase 703,125 shares of common stock. Upon satisfaction of the condition precedent, the second phase of the offering will be the sale of an additional $2,662,500 of units which will consist of 1,331,250 shares of common stock, Class A Common Stock Purchase Warrants to purchase 1,996,875 shares of common stock and Class B Common Stock Purchase Warrants to purchase 1,996,875 shares of common stock. The second closing is conditioned upon the filing by us with the SEC of a Current Report on Form 8-K disclosing proforma revenues for our company on a consolidated basis of at least $20,000,000 and net income before taxes, depreciation and amortization of not less than $500,000 for the 12-month period ending December 31, 2005. If this second closing condition is not satisfied by December 1, 2006 the closing will not occur and we will not sell these additional securities.

The purchasers of the units are certain accredited institutional and individual investors. The exercise of the warrants is subject to a 4.99% cap on the beneficial ownership that each purchaser may have at any point in time while the securities are outstanding. The net proceeds from the initial transaction will be used for working capital purposes, and the net proceeds from the second closing are expected to be used for acquisitions, as well as working capital purposes.

Employees

As of October 16, 2006 we have seven full time employees, all based in the U.S. We believe our employee relations to be good.

Legal proceedings

We are not a party to any pending or threatened legal proceedings.

Our History

We were incorporated on June 7, 1999 in Delaware initially under the name Caprock Corporation to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. On November 26, 1999, International Internet, Inc., a Delaware corporation, acquired 100% of our issued and outstanding stock from TPG Capital Corporation, our sole stockholder, pursuant to a stock purchase agreement in exchange for 5,000 shares of common stock of International Internet, Inc. In December 1999 Caprock was merged into International Internet with International Internet being the surviving company. Effective November 21, 2000, International Internet changed its name to Evolve One, Inc.

Our original business was operated as a developmental stage company in Mr. Cigar, Inc. which was formed in May 1997. Mr. Cigar was in the business of licensing, selling and/or operating cigar vending machines. We formed StogiesOnline.com, Inc. in April 1999. StogiesOnline was an online distributor and retailer of brand name premium cigars within the United States. As a result of the initial success of the StogiesOnline website, we refocused our resources in 1999 into the Internet cigar sales market and other specialty goods. We sold the vending equipment and business of Mr. Cigar in December 1999. We discontinued the operations of StogiesOnline.com in fiscal 2005.

In February 1999, we formed GoldOnline.com, Inc. for the purpose of acquiring the domain name GoldOnline.com. The domain name was acquired for $25,000 and 320 shares of our common stock. In June 1999, we sold 100% of the issued and outstanding stock in GoldOnline.com, Inc. for 10,000,000 shares of the common stock of GoldOnline International, Inc. resulting in no gain or loss to us.

We formed Web Humidor.com Corp. in April 1999 for the purpose of acquiring the domain name WebHumidor.com. The domain name was acquired for $3,000 and 30,000 shares of WebHumidor.com, Corp. common stock and 32 shares of our common stock. This subsidiary remains inactive.

We acquired American Computer Systems effective September 30, 1999 for $150,000. We sold 80% of our investment effective March 31, 2001 for $500,000, and on September 11, 2001 we sold the remaining 20% interest to an officer of the subsidiary in exchange for discharge of any liabilities of American Computer Systems.

We acquired 90% of the capital stock of TheBroadcastWeb.com, Inc. in June 1999 for $18,000 cash and 12 shares of our common stock. On December 14, 2001, we sold our interest to a related third party and the purchaser assumed substantially all of the on-going liabilities of TheBroadcastWeb.com, Inc. and we received certain advertising time which was valued at approximately $100,000. The purchaser did not assume an intra-company payable or any liabilities for outstanding federal, state and local taxes as well as payroll obligations incurred prior to December 15, 2001.

On September 28, 2001, we formed A1DiscountPerfume Inc. and in October 2001, launched a new e-commerce site specializing in men's and women's fragrances. As a result of an increase in charge backs related to the unauthorized use of credit cards by third parties to make online purchases of merchandise from A1DiscountPerfume, as well as significant competition within this market segment, as of December 31, 2004 we discontinued the operations of A1Discount Perfume Inc.

On June 25, 2004, we purchased the URL www.Auctionstore.com for $6,500. On July 22, 2004 we formed, Auctionstore.com which was to function as an Internet-based seller of consigned merchandise whose primary medium of sales is eBay(TM). In May 2005 we formed a new subsidiary, AuctionStore Franchise Corp., to market and service franchises of AuctionStore.com. This subsidiary is inactive. In October 2005 we discontinued the operations of AuctionStore.com.

Immediately prior to the transaction with China Direct Consulting we did not have any business or operations and were considered a "shell company" under the rules of the SEC. On August 16, 2006 we acquired 100% of the issued and outstanding stock of China Direct Consulting in exchange for 10,000,000 shares of our common stock, which at closing, represented approximately 95% of our issued and outstanding shares of the Registrant's common stock. As a result of the reverse merger transaction, China Direct Consulting became a wholly owned subsidiary. For financial accounting purposes, the transaction in which we acquired CDI was treated as a recapitalization of our company with the former stockholders of the company retaining approximately 5.0% of the outstanding stock of our company. As a result of the transaction, the business of China Direct Consulting became the business of our company. China Direct Consulting was incorporated under the laws of the State of Florida on January 18, 2005.

In September 2006 we changed the name of our company to China Direct, Inc.

RISK FACTORS

An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. The following factors are believed by management to be all of the material risks that should be carefully considered by investors before purchasing our shares.

RISKS RELATED TO OUR BUSINESS

We have limited history of operations and we cannot assure you that our business model will be successful in the future or that our operations will be profitable.

China Direct Consulting began operations in January 2005 and, accordingly, investors have a limited history of operations upon which to evaluate our business. While we reported comprehensive income of $506,133 and $1,214,972 for the fiscal year ended December 31, 2005 and the six months ended June 30, 2006, respectively, our operating results for future periods will include significant expenses, including marketing costs, and administrative and general overhead expenses, which we will incur as we implement our business model to expand our operations, as well as increased legal and accounting fees we will incur as a public company following the reverse merger. As a result, we are unable to predict whether we will achieve profitability in the future. There can be no assurances whatsoever that we will be able to successfully implement our business model, identify and close acquisitions of operating companies, penetrate our target markets or attain a wide following for our services. We are subject to all the risks inherent in an early stage enterprise and our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in those businesses.

The success of our business model is dependent upon our ability to identify and close acquisitions of operating companies in China. There are no assurances will close the pending transaction with Shanghai Lang Chemical Company, Ltd. The acquisition of new businesses is costly and such acquisitions may not enhance our financial condition.

Our primary business and operational focus is on our CDI China subsidiary. Our growth strategy is to acquire companies and identify and acquire assets and technologies from businesses in China that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to undisclosed or potential liabilities of acquired companies. While we have signed an agreement to acquire 51% of Shanghai Lang Chemical Company, Limited, there are certain conditions which must be satisfied prior to the closing including the delivery of audited financial statements with certain anticipated results of operations. There can be no assurance whatsoever that we will consummate the transaction with Shanghai Lang Chemical Company, Limited upon the current terms and conditions, or at all. Even if we are successful in closing the acquisition of a controlling interest in Shanghai Lang Chemical Company, Limited or one or more other acquisitions, there are no assurances that the operations of these business will enhance our future financial conditions including to the extent that the businesses acquired in these transactions do not remain competitive, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

The Investment Company Act of 1940 will limit the value of securities we can accept as payment for our business consulting services which may limit our future revenues.

All of our revenues to date have been generated from our business consulting services. We have historically accepted stock as payment for our these services and may continue to do so in the future, but only to the extent that it does not cause us to become an investment company under the Investment Company Act 1940. To the extent that we are required to reduce the amount of stock we accept as payment for our business consulting services to avoid becoming an investment company, our future revenues from our business consulting services may substantially decline if our client companies cannot pay our fees in cash which will materially adversely effect our financial condition and results of operations in future periods. Any future change in our fee structure for our business consulting services could also severely limit our ability to attract business-consulting clients in the future.

We cannot assure you that the current Chinese policies of economic reform will continue. Because of this uncertainty, there are significant economic risks associated with doing business in China.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China, any change in the Chinese governments policies could materially adversely effect our ability to implement our business model. China's economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to our company.

The value of the equity securities we occasionally accept as compensation are subject to adjustment which could result in losses to us in future periods.

Historically we have accepted equity securities of consulting clients as compensation for our consulting services. These securities are reflected on our balance sheet as "investment in marketable securities held for sale." We evaluate quarterly the carrying value of each investment for a possible increase or decrease in value. Because we do not want to be considered an investment company, it is to our benefit to keep the carrying values of these securities as low as possible. This review may result in an adjustment to their carrying value which could adversely affect our operating results for the corresponding quarters in that we might be required to reduce our carrying value of the investments. In addition, if we are unable to liquidate these securities, we will be required to write off the investments which would adversely affect our financial position.

Acquisition efforts in future periods may be dilutive to our then current stockholders.

Our business model depends upon the issuance of our securities to consummate acquisitions in the future. As a result, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.

If we experience customer concentration, we may be exposed to all of the risks faced by our material customers.

For the six months ended June 30, 2006, revenues from four of our clients represented approximately 37%, approximately 23%, approximately 24% and approximately 10% of our total net revenues. For the fiscal year ended December, 31 2005, revenues from three of our clients represented approximately 52%, approximately 24% and approximately 20% of our total net revenues, two of these clients represented 24% and 23% at June 30, 2006. Unless we maintain multiple client relationships, it is likely that we will experience periods during which we will be dependent on a limited number of clients. Dependence on a few clients could make it difficult to negotiate attractive fees for our services and could expose us to the risk of substantial losses if a single dominant client stops conducting business with us. Moreover, to the extent that we are dependent on any single client, we are subject to the risks faced by that client to the extent that such risks impede the client's ability to stay in business and make timely payments to us.

RISKS RELATED TO OUR COMPANY

We will need additional financing which we may not be able to obtain on acceptable terms. There are no assurances that we will close the second tranche of the unit financing.

We will need to raise additional working capital to implement our business model. While our business model contemplates the issuance of equity securities for the stock of the acquired company, capital may be needed for the acquisition of companies. Capital will also be needed for the effective integration, operation and expansion of these businesses. Our future capital requirements, however, depend on a number of factors, including the financial condition of an acquisition target and its needs for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses. In September 2006 we closed the first tranche of a sale of securities which resulted in gross proceeds to us of $937,500. The sale of an additional $2,662,500 of units is conditioned upon the requirement that we file a Current Report on Form 8-K with the SEC prior to December 1, 2006 which contains audited financial statements reflecting revenues on a consolidated basis of at least $20,000,000 from continuing operations and net income before taxes, depreciation and amortization of not less than $500,000 for the 12-month period ending December 31, 2005. Our ability to satisfy these requirements depends on our ability to close the acquisition of Shanghai Lang Chemical Company, Limited, of which there is no assurance. Accordingly, there are no guarantees we will sell the additional $2,662,500 of units. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise funds as needed, we will be unable to fully implement our business model.

Our management may be unable to effectively integrate our acquisitions and to manage our growth and we may be unable to fully realize any anticipated benefits of these acquisitions.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. We face particular challenges in that our acquisition strategy is based on Chinese-based target companies. Acquired companies' histories, the geographical location, business models and business cultures will be different from ours in many respects. Even if we are successful in identifying and closing acquisitions of companies, our directors and senior management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth. Any future acquisitions will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.

We may be unable to pay our income taxes on a timely basis.

For the six months ended June 30, 2006 we recorded an income tax expense of $118,189 and for the period of January 18, 2005 (inception) to June 30, 2005 we recorded an income tax benefit of $(73,039). As we report profitable operations we are required to record income tax expenses on those operations. However, as the majority of our revenues are paid to us in securities, some of which are not freely saleable by us at the time received, our revenue model creates a risk that we will not have sufficient cash resources to satisfy our tax obligations as they become due. At June 30, 2006 our balance sheet reflects a liability for income tax which is payable on revenues we have recognized of $100,503, together with a liability for income tax which will be due on deferred revenues when recognized of $975,196. We will need to raise additional working capital to pay income taxes. Based upon our early stage discussions with several investment banking firms, we believe that we will be able to raise additional capital as needed upon acceptable terms; however, we cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise funds as needed, we may be unable to timely pay our income taxes.

Additional capital raising efforts in future periods may be dilutive to our then current stockholders or result in increased interest expense in future periods.

In our future capital raising efforts we may seek to raise additional capital through the sale of equity and debt securities or a combination thereof. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.

We are dependent upon our management and our ability to hire key personnel.

The success of our company is largely dependent on the personal efforts of Yuejian (James) Wang, Marc Siegel and David Stein, our executive officers and directors. Although we have employment agreements with these officers, the loss of the services of any of them would have a material adverse effect on our business and prospects. In addition, in order for us to undertake our operations as contemplated, it will be necessary for us to locate and hire experienced personnel who are bilingual and knowledgeable in the U.S. capital markets, the China markets and generally accepted accounting principles applicable to U.S. companies. Our failure to attract and retain such experienced personnel on acceptable terms will have a material adverse impact on our ability to grow our business.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. Although we have adopted a Code of Ethics, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an audit or other independent committees of our board of directors. If we expand our board membership in future periods to include additional independent directors, we may seek to establish an audit and other committees of our board of directors. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our stockholders.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

In addition, our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which no shares are presently issued and outstanding. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

RISKS RELATED TO THIS OFFERING

If our stock should trade below $5.00 per share, because it is quoted on the OTC Bulletin Board our stock would be considered a "penny stock" which can adversely affect its liquidity.

Our common stock is quoted on the OTC Bulletin Board. If the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. Finally, as a penny stock we may not be entitled to the protections provided by the Private Securities Litigation Reform Act of 1995.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes shares being offered by existing stockholders. To the extent that these shares are sold into the market for our shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

CHINA DIRECT, INC.

2006 STOCK COMPENSATION PLAN

Introduction

The following descriptions summarize certain provisions of our 2006 Stock Compensation Plan. This summary is not complete and is qualified by reference to the full text of the plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Each person receiving a plan option or stock award under the 2006 Stock Compensation Plan should read the plan in its entirety.

On October 19, 2006, our Board of Directors approved and adopted our 2006 Stock Compensation Plan to provide us with the flexibility to compensate certain of our technical, administrative and professional employees and consultants who may provide various services to us in the future through plan grants and thereby conserving our cash resources. The issuance of grants under the plan will be made to persons who are closely related to us and who provide bona fide services to us in connection with our business. Under Federal securities laws, these services cannot be in connection with the offer of sale of our securities in a capital raising transaction nor directly or indirectly promote or maintain a market for our securities. We have currently reserved 2,000,000 of our authorized but unissued shares of common stock for issuance under the plan. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by us for other purposes. As of October 19, 2006 we have made no grants under the 2006 Stock Compensation Plan.

Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the 2006 Stock Compensation Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Any incentive option granted under the 2006 Stock Compensation Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. Any non-qualified option granted under the 2006 Stock Compensation Plan must provide for an exercise price of not less than the par value of our common stock. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the compensation committee, provided that no option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. Unless the 2006 Stock Compensation Plan is approved by our stockholders by October 19, 2007, no incentive stock options may be granted and all incentive stock options that may have been previously granted shall automatically be converted into non-qualified stock options.

Eligibility

The eligible participants include the Company's directors, officers, employees and consultants and advisors.

Administration

The Plan will be administered by our Board of Directors or an underlying committee (the "Committee"). The Board of Directors or the Committee determines from time to time to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the 2006 Stock Compensation Plan, and the interpretation of the provisions thereof and of the related option agreements are resolved by the Board or Committee.

Shares Subject to Awards

We have currently reserved 2,000,000 of our authorized but unissued shares of common stock for issuance under the 2006 Stock Compensation Plan, and a maximum of 2,000,000 shares may be issued unless the plan is subsequently amended. In the event of any stock split of the Company's outstanding common stock, the Board of Directors in its discretion may elect to maintain the stated amount of shares reserved under the Plan without giving effect to such stock split. Subject to the limitation on the aggregate number of shares issuable under the 2006 Stock Compensation Plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the 2006 Stock Compensation Plan, although such shares may also be used by us for other purposes.

The 2006 Stock Compensation Plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the 2006 Stock Compensation Plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the plan will terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant will have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

Terms of Exercise

The 2006 Stock Compensation Plan provides that the options granted thereunder will be exercisable from time to time, in whole or in part, unless otherwise specified by the Committee or by the Board of Directors. The 2006 Stock Compensation Plan further provides that with respect to incentive stock options the aggregate fair market value of the common stock underlying the incentive stock options which are exercisable by any option holder during any calendar year cannot exceed $100,000.

Exercise Price

The purchase price for shares subject to an incentive stock option must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price of incentive options must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The purchase price for shares subject to a non-qualified option must be at least the par value of our common stock. The 2006 Stock Compensation Plan provides that fair market value will be determined by the Board or the Committee in accordance with procedures, which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee is to determine the fair value of such consideration to us in monetary terms. The per share purchase price of shares issuable upon exercise of a plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the 2006 Stock Compensation Plan.

Manner of Exercise

Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment for the exercise price of the plan option can be in cash, checks, certified or bank cashier's checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee; provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit us.

Option Period

All incentive stock options shall expire on or before the 10th anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

Termination

All plan options are non-assignable and non-transferable except by will or by the laws of descent and distribution and during the lifetime of the optionee may be exercised only by such optionee. If an optionee dies while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.

If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

Modification and Termination of Plan

The Board of Directors or Committee may amend, suspend or terminate the 2006 Stock Compensation Plan at any time; however, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the plan. In addition, no amendment may be made to the 2006 Stock Compensation Plan which has the effect of increasing the aggregate number of shares subject to this plan (except for adjustments due to changes in our capitalization) or changing the definition of "Eligible Person" under the plan unless and until approved by our stockholders, if required, in the same manner as approval of the 2006 Stock Compensation Plan. Any such termination of the 2006 Stock Compensation Plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the 2006 Stock Compensation Plan shall theretofore have been suspended or terminated by the Board of Directors, the plan will terminate on October 19, 2016.

Federal Income Tax Effects

The following discussion applies to the 2006 Stock Plan and is based on federal income tax laws and regulations in effect on December 31, 2005. It does not purport to be a complete description of the federal income tax consequences of the 2006 Stock Compensation Plan, nor does it describe the consequences of state, local or foreign tax laws, which may be applicable. Accordingly, any person receiving a grant under the 2006 Stock Compensation Plan should consult with his own tax adviser.

The 2006 Stock Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the exercise price is an item of tax preference under Section 57(a)(3) of the Internal Revenue Code and may be subject to the alternative minimum tax imposed by Section 55 of the code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period, which commences as of the date the common stock, is issued to the employee upon exercise of the incentive option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the stock grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.

Restrictions Under Securities Laws

The sale of all shares issued under the 2006 Stock Compensation Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

SELLING SECURITY HOLDERS

The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws. These persons will be members of our Board of Directors and/or officers of our company. Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

The following table sets forth:

•	the name of each affiliated selling security holder,
•	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,
•	the maximum amount of Shares to be offered by the affiliated selling security holders pursuant to this prospectus, and
•	the amount of common stock to be owned by each affiliated selling security holder following sale of the Shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the 2006 Stock Compensation Plan and are deemed affiliates, may effect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock in any three-month period.

Grants may be made to affiliates in the future which we are not able to identify at this time. Before any of our affiliates sell any of his or her shares received under the 2006 Stock Compensation Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of selling security holder	Number of shares owned	% owned before offering	Shares to be offered	Shares to be owned after offering	% owned after offering

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

•            through the "pink sheets", on the OTC Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

•            in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

•            through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of our company and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Certificate of Incorporation, copies of which may be obtained upon request. The authorized capital stock of our company consists of 1,000,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. At October 19, 2006 there were 10,997,183 shares of our common stock and no shares of our preferred stock issued and outstanding.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of China Direct without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. At present, we have no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

Warrants

At October 19, 2006 we have issued and outstanding warrants to purchase a total of 1,636,250 shares of our common stock at exercise prices ranging from $4.00 to $15.00 per share, which include the following:

Warrants issued in unit offering

In September 2006 in connection with our sale of an initial $937,500 units of securities we issued five year Class A Common Stock Purchase Warrants to purchase 703,125 shares of common stock at an exercise price of $4.00 per share and five year Class B Common Stock Purchase Warrants to purchase 703,125 shares of common stock at an exercise price of $10.00 per share. The exercise of the warrants is subject to a 4.99% cap on the beneficial ownership that each purchaser may have at any point in time while the securities are outstanding. The securities are subject to anti-dilution protections afforded to the purchasers. In the event we were to issue any shares of common stock or securities convertible into or exercisable for shares of common stock to any third party purchaser at an exercise price per share which is less than the exercise price per warrant share without the consent of the holders the holder has the right to elect to retroactively substitute any term of any such other offering. This right is subject to certain limited exceptions, including strategic license agreements, mergers and similar acquisitions and certain option programs.

Other outstanding warrants

We also have outstanding the warrants to purchase:

•	90,000 shares at an exercise price of $7.50 per share expiring in May 2008,
•	90,000 shares at an exercise price of $15.00 per share expiring in May 2008, and
•	50,000 shares at an exercise price of $4.00 per share expiring in August 2011.

Other than the exercise price, the terms of these warrants are identical. The warrants will be subject to adjustment in the event of stock splits, dividends and similar events.

Other stock option plans

In addition to the 2,000,000 shares of our common stock which we have reserved for issuance under our 2006 Stock Compensation Plan, we have reserved the following shares of our common stock in connection with other stock option plans we have adopted:

•           In November 1999 we adopted our Evolve One, Inc. Stock Option Plan and we have reserved 80,000 shares of our common stock for issuance under this plan. As of October 19, 2006 we have outstanding options under this plan to purchase 480 shares of our common stock at exercise prices ranging from $2.25 to $56.25 per share,

•           In May 2005 we adopted our 2005 Equity Compensation Plan and reserved 1,000,000 shares of our common stock for issuance under this plan. At October 19, 2006 there are outstanding options to purchase 260,500 shares of our common stock under this plan, with exercise prices ranging from $15.000 to $30.00 per share, and

•           In August 2006 we adopted our 2006 Equity Compensation Plan and reserved 10,000,000 shares of our common stock for issuance under this plan. At October 19, 2006 there were outstanding options to purchase 9,058,000 shares of our common stock, with exercise prices ranging from $0.01 to $10.00 per share, outstanding under this plan.

In addition, as additional compensation in January 2005 we granted our former CEO options to purchase 500,000 shares of our common stock at an exercise price of $30.00 per share which expire in January 2013, and in March 2005 we granted him additional options to purchase 50,000 shares of our common stock with an exercise price of $0.10 per share which expire in March 2013. These options were not granted as part of any of our stock options plans.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716-1655, and its telephone number is (732) 872-2727.

EXPERTS

The consolidated financial statements of China Direct Investments, Inc. as of December 31, 2005 and 2004, and for the years then ended, appearing in our Current Report on 8-K as filed with the Securities and Exchange Commission on August 17, 2006 have been audited by Sherb & Co., LLP, independent auditors, as set forth in their report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

INDEMNIFICATION

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director's duty of loyalty to the corporation or its stockholders,
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or
•	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation contains such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the registration statement. All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005,
•	Current Report on Form 8-K filed on May 3, 2006,
•	Quarterly Report on Form 10-QSB for the period ended March 31, 2006,
•	Current Report on Form 8-K filed on May 26, 2006,
•	Current Report on Form 8-K filed on June 9, 2006,
•	Current Report on Form 8-K filed on June 29, 2006,
•	Quarterly Report on Form 10-QSB for the period ended June 30, 2006,
•	Current Report on Form 8-K filed on August 17, 2006,
•	Current Report on Form 8-K filed on August 22, 2006,
•	Current Report on Form 8-K filed on September 15, 2006,
•	Current Report on Form 8-K filed October 4, 2006, and
•	Current Reports on Form 8-K filed on October 27, 2006.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, at 5301 North Federal Highway, Suite 120, Boca Raton, Florida 33487, telephone number: (561) 989-9171.

Item 4.	Description of Securities

A description of the registrant's securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director's duty of loyalty to the corporation or its stockholders,
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or
•	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation contains such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.	Exemption From Registration Claimed

Persons eligible to receive grants under the 2006 Stock Compensation Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision. The recipient must

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express an investment intent and, in the absence of registration under the Securities Act of 1933, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8.	Exhibits

5.1	Opinion of Schneider Weinberger & Beilly LLP.*
10.1	China Direct, Inc. 2006 Stock Compensation Plan*
23.1	Consent of Sherb & Co., LLP *
23.2	Consent of Schneider Weinberger & Beilly LLP. (included in Exhibit 5)*

*	Filed herewith.

Item 9.	Undertakings

The undersigned small business issuer will:

(1)        File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)         Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)       Include any additional or changed material information on the plan of distribution.

(2)        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)         For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

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the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.            Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.          Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on October 30, 2006.

CHINA DIRECT, INC.

By:	/s/ Yuelian (James) Wang

Yuelian (James) Wang, Chief Executive Officer, director, principal executive officer

By:	/s/ Yi (Jenny) Liu
Yi (Jenny) Liu, Vice President, Finance,

principal accounting and financial officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Yuelian (James) Wang	Chief Executive Officer
Yuelian (James) Wang	and Chairman	October 30, 2006

/s/ Marc Siegel	President, Director	October 30, 2006

Marc Siegel

/s/ David Stein	Chief Operating Officer,	October 30, 2006
David Stein	Director

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